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Exhibit 99.1

                      CONTACT:
                      Mark G. Foletta
                       Vice President of Finance and
                      Chief Financial Officer
                      (858) 552-2200
                      www.amylin.com

FOR IMMEDIATE DISTRIBUTION

AMYLIN PHARMACEUTICALS, INC. ANNOUNCES EXERCISE OF
INITIAL PURCHASERS' OPTION FOR ADDITIONAL $25 MILLION OF CONVERTIBLE
SENIOR NOTES

        San Diego, CA—July 18, 2003—Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) today announced that the initial purchasers in its recent private placement of $150 million of 2.25% convertible senior notes due in 2008 have elected to exercise their option to purchase an additional $25 million in principal amount of the notes. The exercise of the option will bring the gross proceeds of the private placement to $175 million upon closing of the option exercise. The closing for the additional $25 million purchase is expected to occur on Tuesday, July 22, 2003, subject to customary closing conditions.

        Amylin intends to use the net proceeds of the offering for research and development, the planned commercialization of SYMLIN® pending regulatory approvals, and general corporate purposes, including the potential repayment of all or a portion of its outstanding indebtedness to Johnson & Johnson. Amylin may also use a portion of the net proceeds to acquire or invest in complementary businesses, products and technologies, although it currently has not entered into any agreement relating to any such transaction.

        This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. The offering is being made within the United States only to qualified institutional buyers. The convertible senior notes being offered have not been registered under the United States or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

        The statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and may involve a number of risks and uncertainties. For example, the completion of the option exercise is subject to the satisfaction of various closing conditions that might not occur, or Amylin may not use the net proceeds from the offering for some of the purposes described above.

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AMYLIN PHARMACEUTICALS, INC. ANNOUNCES EXERCISE OF INITIAL PURCHASERS' OPTION FOR ADDITIONAL $25 MILLION OF CONVERTIBLE SENIOR NOTES